Exhibit 99

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

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FOR MORE INFORMATION, CONTACT: Regina Nethery Humana Investor Relations (502) 580-3644 rnethery@humana.com Mark Mathis Humana Corporate Communications (630) 835-6651 mmathis@humana.com

Humana completes acquisition of OSF HealthPlans

LOUISVILLE, Ky. — May 23, 2008 — Humana Inc. (NYSE: HUM) announced today it has completed its purchase of OSF HealthPlans, Inc., a Peoria, Ill.-based managed care company, from OSF Saint Francis, Inc.

“The addition of OSF HealthPlans allows Humana to leverage the best of each organization to offer innovative and affordable plans, a wide range of specialty products and industry-leading interactive tools that provide guidance and improve the health benefits experience for consumers,” said Michael Kasper, president of Humana’s Illinois market. “This also broadens our ability to serve multi-location employers in Illinois and strengthens Humana’s statewide provider networks, creating a strong tie to the premier health system in the region – OSF Healthcare System.”

As previously disclosed, the acquisition is not expected to have any effect on Humana’s earnings guidance for 2008 diluted earnings per common share.

Humana Cautionary Statement

This news release contains statements that are forward-looking. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and

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Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

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uncertainties described in the company’s Form 10-K for the year ended December 31, 2007, Form 10-Q for the quarter ended March 31, 2008 and Form 8-Ks for 2008, as filed with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplementary benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at http://www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance Information

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